Exhibit 99.5

Press Release www.shire.com

Director/PDMR Shareholding

February 15, 2016 – Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announces it was notified today that, following the appointment of Bill Mordan as General Counsel and Company Secretary on October 1, 2015, and in accordance with the terms of his employment agreement, Mr. Mordan, a Person Discharging Managerial Responsibilities (“PDMR”), was granted a new hire award and a replacement equity award on February 12, 2016, under the Shire Long Term Incentive Plan 2015 (“LTIP”). The awards comprise restricted stock units (“RSUs”) and stock appreciation rights (“SARs”) in respect of notional American Depositary Shares (“ADSs”) as follows:

	Award type	Number of ADSs	Exercise price	Vesting date(s)(1)
New hire award	RSUs(2)	5,532	Nil	October 1, 2018
	SARs	6,147	$154.95	October 1, 2018
Replacement equity award(3)	RSUs	10,326	Nil	October 1, 2016 (50%); October 1, 2017 (50%)
	RSUs(2)	22,127	Nil	October 1, 2018

(1)	The vesting dates reflect the relevant anniversaries of the originally intended date of grant of October 1, 2015. The vesting of each of the awards is subject to the fulfilment of service conditions.

(2)	The vesting of these RSUs is subject to the fulfilment of performance conditions.

(3)	The replacement equity award is intended to compensate Mr. Mordan for the equity awards he forfeited in connection with the termination of his previous employment.

The Company also announces it was notified today that Mark Enyedy, a PDMR, was granted a special equity award on February 12, 2016, in recognition of his performance of duties as Interim General Counsel and Company Secretary in addition to his existing responsibilities as Head of Corporate Development. The award comprises RSUs in respect of 2,130 notional ADSs and was granted under the LTIP. Subject to the fulfilment of service conditions, the award will vest in two tranches: 50% on October 1, 2016, and 50% on October 1, 2017; respectively, the first and second anniversaries of the originally intended date of grant of October 1, 2015.

No consideration was paid by Mr. Mordan or Mr. Enyedy in respect of their awards. One ADS is equal to three Ordinary Shares of 5 pence each in the Company.

This notification is to satisfy the Company’s obligations under 3.1.4(R)(1)(a) of the Disclosure Rules and Transparency Rules.

Oliver Strawbridge
Senior Assistant Company Secretary

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

For further information please contact:

Investor Relations
Matthew Osborne	mattosborne@shire.com	+1 781 482 9502
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Rare Diseases, Neuroscience, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

www.shire.com

2